UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 19, 2022

Date of Report (Date of earliest event reported)

Technology & Telecommunication Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-41229	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

C3-2-23A, Jalan 1/152, Taman OUG Parklane Off Jalan Kelang Lama 58200 Kuala Lumpur, Malaysia
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +60 1 2334 8193

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one ordinary share, $0.0001 par value (the “Ordinary Shares”), and one-half Redeemable Warrant	TETEU	The Nasdaq Stock Market LLC
Ordinary Shares	TETE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50	TETEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On October 19, 2022, Technology & Telecommunication Acquisition Corporation, a Cayman Islands exempted company (“TETE”), entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among TETE, TETE Technologies Sdn Bhd, a Malaysian private limited company and a wholly-owned subsidiary of TETE (“Merger Sub”), Super Apps Holdings Sdn Bhd, a Malaysian private limited company (“Super Apps”), Technology & Telecommunication LLC (the “Sponsor”), as representative of TETE shareholders, and Loo See Yuen, as representative of the Super Apps shareholders. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into Super Apps with Super Apps surviving the merger as a wholly owned subsidiary of TETE (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, TETE will be renamed “TETE Technologies Inc.”

Consideration

Under the Merger Agreement, TETE has agreed to acquire all of the outstanding ordinary shares of Super Apps for an aggregate value (the “Merger Consideration”) equal to: (a) One Billion One Hundred Million U.S. Dollars ($1,100,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement), of which $235,000,000 shall be paid at Closing with the remaining $865,000,000 subject to the earn-out provisions set forth in the Merger Agreement.

Within fifteen (15) days after the end of each of the four consecutive fiscal quarters following the Closing (each an “Earn- Out Quarter”), TETE shall deliver to the Sponsor a written statement setting forth in reasonable detail its determination of the Revenue (as defined below) for the applicable Earn-Out Quarter and the resulting Contingent Merger Consideration earned for such Earn-Out Quarter. The TETE ordinary shares issuable in each Earn-Out Quarter (the “Contingent Shares”) shall be calculated as follows:

A = 21, 625,000 (B/ C)

Where:

A = the Contingent Shares for the relevant Earn-Out Quarter

B = Revenue Achieved

C = Revenue Target

For purposes of the Merger Agreement, the following terms have the following meanings: “Revenue Achieved” means the consolidated revenue of the combined company and its subsidiaries for each applicable Earn-Out Quarter, as set forth in the combined company’s filings with the SEC; and “Revenue Target” means USD $87,000,000 for each applicable Earn-Out Quarter.

At the Closing, without any further action on the part of TETE, Merger Sub or Super Apps, each ordinary share of Super Apps issued and outstanding immediately prior to the Closing shall be canceled and automatically converted into the right to receive, without interest, a number of shares of TETE equal in value to the quotient of the Merger Consideration divided by the fully diluted capitalization of Super Apps, subject to the earn-out provisions set forth in the Merger Agreement. No certificates or scrip representing fractional shares of TETE’s ordinary shares will be issued pursuant to the Business Combination. Stock certificates evidencing the Merger Consideration shall bear restrictive legends as required by any securities laws at the time of the Business Combination.

TETE Post-Closing Board of Directors and Executive Officers

Immediately following the Closing, TETE’s board of directors will consist of five directors, two of whom shall be designated by the Sponsor and three of whom shall be designated by Super Apps. At the Closing, all of the executive officers of TETE shall resign and the individuals serving as executive officers of TETE immediately after the Closing will be the same individuals (in the same offices) as those of Super Apps immediately prior to the Closing. At the Closing, TETE, Sponsor and certain shareholders of Super Apps will enter into a voting agreement relating to the Sponsor’s right to have two nominees on TETE’s post-closing board of directors.

Shareholder Approval

TETE will prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement, and call an extraordinary general meeting of holders of TETE ordinary shares to vote at the meeting (the “Extraordinary General Meeting”). The holders of the majority of the voting power of TETE’s ordinary shares present in person or represented by proxy at the Extraordinary General Meeting of TETE’s shareholders must approve the Merger Agreement, the Business Combination and certain other actions related thereto as provided in the Companies Act (Revised) of the Cayman Islands, TETE’s amended and restated memorandum and articles of association and applicable listing rules of The Nasdaq Global Market (“Nasdaq”).

Representations and Warranties

In the Merger Agreement, Super Apps makes certain representations and warranties (with certain exceptions set forth in the disclosure schedules to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Super Apps and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) required consents and approvals; (d) non-contravention; (e) capital structure; (f) absence of bankruptcy proceedings, (g) financial statements, (h) liabilities, (i) absence of certain developments, (j) accounts receivable and accounts payable, (k) compliance with laws, (l) title to property, (m) international trade and anti-bribery compliance, (n) tax matters, (o) intellectual property, (p) insurance, (q) absence of litigation, (r) bank accounts and powers of attorney, (s) labor matters, (t) employee benefits, (u) environmental and safety, (v) related party transactions, (w) material contacts, (x) SEC matters, (y) brokers and other advisors, and (z) other customary representations and warranties.

In the Merger Agreement, TETE and Merger Sub make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) non-contravention, (d) brokers and other advisors, (e) capitalization, (f) issuance of the Merger Consideration, (g) consents and required approvals, (h) the trust account, (i) employees, (j) tax matters, (k) stock exchange listing, (l) reporting company status, (m) undisclosed liabilities, (n) SEC filings and financial statements, (o) business activities, (p) TETE contracts, (q) absence of litigation, (r) that TETE is not an investment company; and (s) other customary representations and warranties.

Covenants

The Merger Agreement also contains, among other things, covenants providing for:

●	Super Apps operating its business in the ordinary course prior to the Closing and not taking certain specified actions without the prior written consent of TETE;

●	Super Apps providing access to its books and records and providing information relating to its business to TETE;

●	Super Apps delivering the financial statements required by TETE to make applicable filings with the SEC;

●	TETE maintaining its existing listing on Nasdaq until the Closing and obtaining approval of the listing of the combined company on Nasdaq and the continued listing of TETE securities issued in connection with the IPO;

●	TETE keeping current, and timely filing, all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws; and

●	TETE entering into agreements pursuant to which (i) certain persons shall commit (each, a “PIPE Investor”) to purchase ordinary shares of TETE at a purchase price of ten dollars ($10.00) per share in an amount to be determined by and among the PIPE Investors, Super Apps and TETE, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of TETE’s ordinary shares pursuant to which such TETE shareholders shall agree, upon the terms and subject to the conditions set forth therein, not to redeem their TETE ordinary shares in connection with the Business Combination and to waive their redemption rights under TETE’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least five million dollars ($5,000,000) held inside or outside TETE’s trust account immediately prior to the consummation of the Business Combination (the “Transaction Financing”).

Conduct Prior to Closing

From the date of the Merger Agreement until the earlier of the Closing or the date of termination of the Merger Agreement, the parties agreed, among other things, to the following:

●	The parties will not solicit, initiate, encourage or continue discussions with any third party with respect to any transaction other than the transactions contemplated or permitted by the Merger Agreement; and

●	TETE, with the assistance of Super Apps, will file and cause to become effective a proxy statement of TETE for the purpose of soliciting proxies from TETE’s shareholders for approval of certain matters related to the transactions contemplated by the Merger Agreement.

Conditions to Closing

General Conditions

Consummation of the transactions contemplated by the Merger Agreement is conditioned on, among other things, (i) the absence of any order or provisions of any applicable law prohibiting the transactions or preventing the transactions; (ii) TETE receiving approval of the Business Combination from its shareholders in accordance with TETE’s organizational documents; (iii) the Nasdaq initial listing application with respect to the Transactions having been approved by Nasdaq, (iv) after giving effect to the Transaction Financing and all redemptions of the ordinary shares of TETE in connection with the Business Combination, TETE having net tangible assets of at least $5,000,001 upon consummation of the Business Combination, and (iv) the SEC having approved the proxy statement filed in connection with the Business Combination.

Super Apps’s Conditions to Closing

The obligations of Super Apps to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

●	TETE complying with all of its obligations under the Merger Agreement in all material respects;

●	the representations and warranties of TETE being true on and as of the Closing, other than as would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); and

●	there having been no Material Adverse Effect to TETE.

TETE’s Conditions to Closing

The obligations of TETE and Merger Sub to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

●	the representations and warranties of Super Apps being true on and as of the Closing, other than as would not reasonably be expected to have a Material Adverse Effect;

●	Super Apps complying with all of the obligations under the Merger Agreement in all material respects;

●	Super Apps and Mobility One Sdn. Bhd., a Malaysian private limited company (“Mobility One”) which beneficially owns 100% of the outstanding ordinary shares of OneShop Retail Sdn. Bhd., a Malaysian private limited company (“OneShop Retail”), shall have closed the transaction relating to the purchase by Super Apps of 60% of Mobility One’s ownership interest in OneShop Retail pursuant to the Share Sale Agreement, dated October 19, 2022, by and between Super Apps and Mobility One;

●	Super Apps and Mobility One shall have entered into a shareholders agreement, which shall govern the relationship between Super Apps and Mobility One as shareholders of OneShop Retail, including with respect to the composition of the board of directors of OneShop Retail; and

●	Super Apps and MyIsCo Sdn Bhd, a wholly owned subsidiary of MyAngkasa Digital Services Sdn Bhd, a Malaysian private limited company led by Angkatan Koperasi Kebangsaan Malaysia (“ANGKASA”), shall, at least one day prior to the Closing, enter into a Collaboration Agreement (the “Collaboration Agreement”) allowing OneShop Retail, as the authorized bill payment collection and credit lending agency of ANGKASA, to operate its payment collection system through ANGKASA’s authorized dealers for the collection and remission of any payment of bills via cash payment, credit card, debit card or cheque.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the Closing upon mutual agreement of the parties or by:

●	TETE, if Super Apps has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to TETE’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) July 20, 2023 (the “Outside Date”) and (B) thirty (30) days following the receipt by Super Apps of a notice describing such breach;

●	Super Apps, if TETE has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Super Apps’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) the Outside Date and (B) thirty (30) days following the receipt by TETE a notice describing such breach;

●	either TETE or Super Apps, if the Closing has not occurred by the Outside Date, provided that the failure of the Business Combination to have been consummated on or before the Outside Date was not due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

●	either TETE or Super Apps, if an Order (as defined in the Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement shall be in effect and shall have become final and non-appealable; provided that this right shall not be available to a party if such Order was due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

●	either Super Apps or TETE, if the Merger Agreement or the transactions contemplated thereby fail to be authorized or approved by TETE shareholders;

●	Super Apps, if TETE’s board of directors shall have withdrawn, amended, qualified or modified its recommendation to the shareholders of TETE that they vote in favor of Parent Proposals (as defined in the Merger Agreement); and

●	TETE, if the shareholders of Super Apps do not approve the Merger Agreement and the transactions contemplated thereunder.

Indemnification

Subject to the terms of the Merger Agreement, the representations and warranties concerning Super Apps and its subsidiaries and all covenants and agreements contained in the Merger Agreement shall survive the Closing and shall terminate at the close of business on the date that is twelve (12) months following the Closing. Ten percent (10%) of the Merger Consideration shall be held in escrow and shall serve as the sole source of payment for the indemnification obligations, if any, of the Super Apps shareholders pursuant to the Merger Agreement.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Exhibit 2.1 hereto, and which is incorporated by reference herein.

Additional Agreements to be Executed at the Signing of the Merger Agreement

Company Shareholder Support Agreement

In connection with the Merger Agreement, certain shareholders of Super Apps each entered into a shareholder support agreement (the “Company Shareholder Support Agreement”) with TETE and Super Apps, pursuant to which each such shareholder agrees to vote the shares of Super Apps they beneficially own in favor of each of the proposals to be included in the applicable written consent of Super Apps shareholders, to take all actions reasonably necessary to consummate the Business Combination and to vote against any proposal that would prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

The foregoing description of the Company Shareholder Support Agreement is qualified in its entirety by reference to the full text of the form of Company Shareholder Support Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Parent Shareholder Support Agreement

In connection with the execution of the Merger Agreement, certain shareholders of TETE each entered into a shareholder support agreement (the “Parent Shareholder Support Agreement”) with Super Apps and TETE, pursuant to which each such shareholder agrees to vote all shares of TETE beneficially owned by them in favor of each of the proposals to be presented at the Extraordinary General Meeting, to take all actions reasonably necessary to consummate the Business Combination and to vote against any proposal that would prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

The foregoing description of the Parent Shareholder Support Agreement is qualified in its entirety by reference to the full text of the form of Parent Shareholder Support Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated by reference herein.

Additional Agreements to be Executed at Closing

The Merger Agreement provides that, upon consummation of the Transactions, TETE will enter into the following additional agreements.

Lock-up Agreement

In connection with the Closing, the executive officers, members of the board of directors and certain employees of Super Apps will enter into a lock-up agreement (the “Lock-up Agreement”) with TETE, pursuant to which each will agree, subject to certain customary exceptions, not to:

(i)	offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any ordinary shares of TETE or securities convertible into or exercisable or exchangeable for TETE ordinary shares held by them immediately after the Closing, or enter into a transaction that would have the same effect;

(ii)	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)	publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Lock-up Agreement) with respect to any security of TETE;

until the date that is six months after the Closing; provided, however, that the restrictions set forth in the Lock-up Agreement shall not apply to certain of the shares as set forth in each of the Lock-up Agreement. Notwithstanding the foregoing, if after the Closing, there is a “Change of Control” of TETE (as defined in the Lock-up Agreement), all of the shares shall be released from the restrictions set forth therein.

The foregoing description of the Lock-Up Agreement is qualified in its entirety by reference to the full text of the Lock-Up Agreement, a copy of which is filed as Exhibits 10.3 to this Current Report on Form 8-K, and incorporated herein by reference.

Voting Agreement

At Closing, TETE and certain shareholders of Super Apps will enter into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the Sponsor will be granted a right to nominate two directors to the post-business combination board of directors.

The foregoing description of the Voting Agreement is subject to and qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is included as Exhibit 10.4 hereto, and the terms of which are incorporated by reference.

Employment Agreement

In connection with the Closing, TETE and Loo See Yuen will enter into an Employment Agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, TETE will agree to employ Mr. Yuan as Chief Executive Officer of the post-business combination company. The term of employment shall be for a period of five years, with automatic one-year extensions unless either party gives the other party one-month prior written notice. The Employment Agreement will provide for payment of $120,000 per annum in cash compensation and Mr. Yuen will be eligible to participate in the incentive plan of the post-business combination company, as well as any standard employee benefit plan of the post-business combination company, including, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. TETE may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, or engages or in any manner participates in any activity which is competitive with or intentionally injurious to the post-business combination company, or any of its affiliates or subsidiaries. Mr. Yuan may resign at any time with one-month prior written notice. Mr. Yuan will agree to hold, both during and after the Employment Agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Employment Agreement, a copy of which is filed as Exhibit 10.5 hereto and incorporated by reference herein.

Non-Competition and Non-Solicitation Agreement

At the Closing, TETE, Super Apps and certain key members of the Super Apps management team (the “Key Management Members”) will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with TETE during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contains customary non-disparagement and confidentiality provisions.

The foregoing description of the Non-Competition and Non-Solicitation Agreements is subject to and qualified in its entirety by reference to the full text of the form of the Non-Competition and Non-Solicitation Agreement, a copy of which is included as Exhibit 10.6 hereto, and the terms of which are incorporated by reference.

Amended Registration Rights Agreement

At the Closing, TETE will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of TETE with respect to the ordinary shares of TETE they own at the Closing, and with shareholders of Super Apps with respect to the Merger Consideration. The Amended and Restated Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the shareholders, subject to underwriter cutbacks and issuer blackout periods. TETE will agree to pay certain fees and expenses relating to registrations under the Amended and Restated Registration Rights Agreement.

Item 7.01 Regulation FD Disclosure

On October 19, 2022, Super Apps and TETE issued a joint press release announcing the execution of the Merger Agreement. Attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference is the copy of the press release.

The information in this Item 7.01 (including Exhibits 99.1 and 99.2) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act , or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Important Information and Where To Find It

In connection with the proposed Business Combination described herein, TETE intends to file relevant materials with the SEC, including a proxy statement (that includes a preliminary proxy statement, and when available, a definitive proxy statement). Promptly after filing its definitive proxy statement with the SEC, TETE will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Extraordinary General Meeting relating to the transaction. INVESTORS AND SHAREHOLDERS OF TETE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT TETE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TETE, SUPER APPS AND THE TRANSACTIONS. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by TETE with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in the Solicitation

TETE and its directors and executive officers may be deemed participants in the solicitation of proxies from TETE’s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in TETE will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about TETE’s directors and executive officers and their ownership of TETE ordinary shares is set forth in TETE’s prospectus, dated January 14, 2022, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Super Apps and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of TETE in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

This Current Report on Form 8-K and the documents incorporated by reference herein (this “Current Report”) contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this Current Report regarding the proposed transactions contemplated by the Merger Agreement, including the benefits of the Merger, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on TETE’s and Super Apps’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against TETE and Super Apps following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including (i) due to failure to obtain approval of the shareholders of TETE and Super Apps, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement, or (ii) due to failure by Super Apps to consummate the OneRetail share purchase, or failure to enter into or breach of the Collaboration Agreement or the shareholder agreement between Super Apps and Mobility One; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the Merger Agreement due to TETE shareholder redemptions and the failure to consummate the Transaction Financing; (6) the impact of COVID-19 pandemic on Super Apps’s business and/or the ability of the parties to complete the proposed Business Combination; (7) the inability to obtain or maintain the listing of TETE’s ordinary shares on Nasdaq following the proposed Business Combination; (8) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (9) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Super Apps to grow and manage growth profitably, and retain its key employees; (10) costs related to the proposed Business Combination; (11) changes in applicable laws or regulations; (12) the possibility that TETE or Super Apps may be adversely affected by other economic, business, and/or competitive factors; (13) risks relating to the uncertainty of the projected financial information with respect to Super Apps; (14) risks related to the organic and inorganic growth of Super Apps’s business and the timing of expected business milestones; (15) the amount of redemption requests made by TETE’s shareholders; and (16) other risks and uncertainties indicated from time to time in the final prospectus of TETE for its initial public offering dated January 14, 2022, filed with the SEC and the proxy statement (that includes a preliminary proxy statement, and when available, a definitive proxy statement) relating to the proposed Business Combination, including those under “Risk Factors” therein, and in TETE’s other filings with the SEC. TETE cautions that the foregoing list of factors is not exclusive. TETE and Super Apps caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TETE and Super Apps do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Super Apps nor TETE gives any assurance that either Super Apps or TETE, or the combined company, will achieve its expectations.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of October 19, 2022, by and among Technology & Telecommunication Acquisition Corporation, TETE Technologies Sdn Bhd, Super Apps Holdings Sdn Bhd, Technology & Telecommunication LLC and Loo See Yuen.
10.1	Form of Company Shareholder Support Agreement by and among Technology & Telecommunication Acquisition Corporation, certain shareholders of Super Apps Holdings Sdn Bhd and Super Apps Holdings Sdn Bhd
10.2	Form of Parent Shareholder Support Agreement by and between Super Apps Holdings Sdn Bhd, certain shareholders of Technology & Telecommunication Acquisition Corporation and Technology & Telecommunication Acquisition Corporation
10.3	Form of Lock-Up Agreement
10.4	Form of Voting Agreement
10.5	Form of Employment Agreement
10.6	Form of Non-Competition and Non-Solicitation Agreement
99.1**	Press Release dated October 19, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.
**	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2022

TECHNOLOGY & TELECOMMUNICATION ACQUISITION CORPORATION

By:	/s/ Tek Che Ng
Name:	Tek Che Ng
Title:	Chief Executive Officer